EXHIBIT 23.1a

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-4, Amendment No. 3 , of our reports dated March 11, 2009 (July 7, 2009 as to the effects of the retrospective presentation of the adoption of Financial Accounting Standards Board Statement No. 160 and a merger of nine wholly-owned bank subsidiaries as described in Notes A and B to the consolidated financial statements), relating to the consolidated financial statements of Capitol Bancorp Ltd., (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2009), appearing in the current report on Form 8-K dated July 7, 2009, and our report dated March 11, 2009 on the effectiveness of the company’s internal control over financial reporting included in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
August 20 , 2009